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                                                                    EXHIBIT 12.1

                   ORION POWER HOLDINGS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                           THREE MONTHS ENDED MARCH 31,
                                                           ----------------------------
                                                             2003 (1)        2004 (1)
                                                           ------------    ------------
                                                           (IN THOUSANDS, EXCEPT RATIO
                                                                     AMOUNTS)
Fixed charges:
  Interest expense .....................................   $     36,440    $     36,117
  Capitalized interest .................................              -               -
  Interest within rent expense .........................            156             158
                                                           ------------    ------------
    Total fixed charges ................................   $     36,596    $     36,275
                                                           ============    ============

Earnings:
  Loss before income taxes and cumulative effect of
    accounting changes .................................   $     (7,327)   $    (10,451)
                                                           ------------    ------------
  Plus -
    Fixed charges from above ...........................         36,596          36,275
    Amortization of capitalized interest ...............            285             285
  Less -
    Capitalized interest ...............................              -               -
                                                           ------------    ------------
                                                           $     29,554    $     26,109
                                                           ============    ============

Ratio of earnings to fixed charges .....................              -               -
                                                           ============    ============
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(1)   For the three months ended March 31, 2003 and 2004, Orion Power's earnings were insufficient to cover its fixed charges by $7 million and $10 million, respectively.